ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2002

REGISTRATION NO. 333-XXXXX

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUI CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

_________________

New Jersey (State or Other Jurisdiction of Incorporation)	22-3708029 (I.R.S. Employer Identification Number)

550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921-0760
(908)  781-0500
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

_________________

John Kean, Jr.
550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921-0760
(908)  781-0500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

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Title of Each Class	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	Registered (1)	Offering Price	Aggregate Offering	Registration
Registered		Per Share	Price	Fee

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Common stock, no
par value                       214,443            $17.02 (2)                      $3,649,820                      $336

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(1)  This registration statement also relates to rights to purchase shares of the registrant's junior preferred stock, no par value per share, which are attached to all shares of common stock.  Until the occurrence of certain prescribed events, the rights are not exercisable, are represented by certificates representing the common stock and are transferred with and only with the common stock.  The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration will be received for the rights.

(2)  Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on December 23, 2002, solely for the purpose of calculating the registration fee.

                                                            _________________

NUI hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until NUI shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell our common stock, and the selling shareholders are not soliciting offers to buy our common stock, in any state where the offer or sale is not permitted.

Prospectus subject to completion, December 30, 2002

NUI CORPORATION

214,443 SHARES OF COMMON STOCK

This prospectus covers 214,443 shares of our common stock for resale by certain of our shareholders, or their pledgees or assignees.  You should refer to the "Selling Shareholders," section of this prospectus for identification of the selling shareholders. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol "NUI." On December 23, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $16.99 per share.

            The selling shareholders may sell these shares from time to time on the New York Stock Exchange or otherwise.  They may sell the shares at prevailing market prices or at prices negotiated with buyers.  The selling shareholders will be responsible for any commissions or discounts due to brokers or dealers.  The amounts of those commissions or discounts will be negotiated before the sales.  We will pay all of the other offering expenses, which we estimate will total $12,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 30, 2002

               You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  In this prospectus, references to "we," "us" and "our" refer to NUI Corporation and it subsidiaries.

TABLE OF CONTENTS

Page

The Company	1
Securities Offered..	1
Use of Proceeds	1
Selling Shareholders	1
Plan of Distribution	2
Incorporation of Certain Documents by Reference	3
Legal Matters	4
Experts.	4
Where You Can Find Information	4

Forward Looking Statements

The statements we make in this prospectus, in any prospectus supplement, or in the documents we have incorporated by reference that are not statements of historical fact, may be "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology. The forward-looking statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith.  However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements.  Factors that may make the actual results differ from anticipated results include, but are not limited to: economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control.  For these reasons, you should not rely on these forward-looking statements when making investment decisions.  We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

THE COMPANY

NUI is a diversified energy company that is primarily engaged in the sale and distribution of natural gas, energy commodity trading and portfolio management, retail energy sales and telecommunications.  Its utility operations distribute natural gas and related services in seven states along the eastern seaboard and comprise Elizabethtown Gas Company (New Jersey), City Gas Company of Florida, North Carolina Gas, Elkton Gas (Maryland), Valley Cities Gas (Pennsylvania), Waverly Gas (New York) and Virginia Gas. Virginia Gas is also engaged in other activities, such as pipeline operation and natural gas storage. The Company's non-regulated subsidiaries include NUI Energy, Inc., an energy retailer; NUI Energy Brokers, Inc., a wholesale energy trading and portfolio management subsidiary; NUI Environmental Group, Inc., an environmental project development subsidiary; Utility Business Services, Inc., a geospatial and customer information systems and services subsidiary; and NUI Telecom, Inc., a full service telecommunications services subsidiary.  Our principal executive offices are located at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.  Our website is located at www.nui.com.  Information contained in our website is not part of this prospectus.

SECURITIES OFFERED

The 214,443 shares of our common stock being offered by the selling shareholder were acquired from us in a private placement.  Pursuant to this prospectus, the selling shareholders may sell the shares of common stock offered for resale in a secondary offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

On August 28, 2002, NUI Telecom completed the purchase of substantially all the assets of Norcom, Inc. ("Norcom").  In consideration for the asset purchase, we issued 216,039 shares of common stock to Norcom, a portion of which are held in escrow pending receipt of regulatory approvals and not registered for resale at this time.    Norcom intends to liquidate its holdings and Norcom's beneficial owners, Eric Mostrom, Jon Mostrom and Lewis Scott Fitzgerald, will receive the shares. Norcom and those beneficial owners are the "Selling Shareholders" referred to in this prospectus.   We are obligated under a Declaration of Registration to register the 214,443 shares of common stock issued to Norcom.

The selling shareholders have not held any position or office, and have not had any other material relationship with us or any of our affiliates within the past three years.

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling shareholders as of December 9, 2002, and the number of shares of common stock covered by this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

The percentage of ownership for the selling shareholders shown in this table is based on 16,257,252 shares of common stock outstanding as of December 9, 2002, plus any common stock equivalents exercisable within 60 days and held by that holder.  The shares may be offered from time to time by the selling shareholders.  However, the selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately pursuant to this prospectus.

We expect to withdraw registration of any unsold shares on or shortly after August 28, 2003 when we expect the shares will become eligible for public sale under an exemption from registration provided by Rule 144 under the Securities Act of 1933.

Information with respect to the shares of our common stock beneficially owned by the selling shareholders follows:

	Beneficial Ownership Prior to Resale of Shares			Beneficial Ownership After Resale of Shares
Name of Selling Shareholder	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares (2)	Percent (2)
Norcom, Inc. (1)	214,443	1.3%	214,443	0	0%
Eric Mostrom, as successor-in-interest to Norcom, Inc. (1)	182,276	1.1%	182,276	0	0%
Lewis Scott Fitzgerald, as successor-in-interest to Norcom, Inc. (1)	25,733	*	25,733	0	0%
Jon Mostrom, as successor-in-interest to Norcom, Inc. (1)	6,434	*	6,434	0	0%
Totals	214,443		214,443

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(1)        An aggregate of 214,443 shares are offered pursuant to this prospectus.  Pursuant to a Plan of Reorganization adopted by Norcom, Norcom assigned all of its right, title and interest in and to all of its assets, including the NUI shares, to its shareholders, Eric Mostrom, Jon Mostrom and Lewis Scott Fitzgerald.  Shares shown in the table for Eric Mostrom, Jon Mostrom and Lewis Scott Fitzgerald represent shares such person has a beneficial ownership interest in upon distribution of such shares from Norcom.

(2)            Assuming resale of all shares offered hereunder.

*          Less than 1%,

PLAN OF DISTRIBUTION

The selling shareholders and any pledgees, assignees and successors‑in‑interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, in private transactions or otherwise.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

-         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-         an exchange distribution in accordance with the rules of the applicable exchange;

-         privately negotiated transactions;

-         short sales;

-         broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

-         a combination of any such methods of sale; and

-         any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common stock and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling shareholders have informed NUI that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

NUI has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in subsequent incorporated documents by information that is included directly in this prospectus or any prospectus supplement.

            This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

(1) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the SEC on December 30, 2002;

(2) The description of NUI Holding Company's common stock, without par value (now our common stock), contained in NUI Holding Company's registration statement on Form 8-A, filed with the SEC on May 28, 1982, and Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on September 16, 1993 (File No. 1-8353), and the description of the rights which are attached to our common stock that is contained in our registration statement on Form 8-A filed with the SEC on March 6, 2001.

            We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the termination of the offering pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

            You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
NUI Corporation
550 Route 202-106
Bedminster, New Jersey 07921-0760
(908) 781-0500

LEGAL MATTERS

            The validity of the securities offered will be passed upon for us by James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary of NUI.

EXPERTS

            The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2002, have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the Company's restatement of its consolidated financial statements as of September 30, 2001 and for each of the two years in the period ended September 30, 2001, previously audited by other independent accountants who have ceased operations, as described in Note 2 to the consolidated financial statements, and changes in accounting for goodwill and reporting energy trading revenues on a net basis, as described in Notes 1 and 8 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at, or obtain copies (at prescribed rates) by mail from, the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

            The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like NUI, that file reports electronically with the SEC. The address of that site is http://www.sec.gov.

            You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PART II

Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by NUI Corporation in connection with the sale of the securities being registered, all of which expenses, except for the SEC registration fee, are estimates:

SEC Registration Fee                       $    336.00

NYSE Fee                                       $ 1,000.00

Printing Expenses                              $ 2,000.00

Legal Fees and Expenses                  $ 5,000.00

Accounting Fees and Expenses         $ 3,000.00

Miscellaneous                                   $     664.00

Total:                                                $12,000.00

Item 15. Indemnification of Directors and Officers

Pursuant to the New Jersey Business Corporation Act, Section 14A:3-5, a New Jersey corporation may indemnify its directors, officers, employees or agents in their capacities as such, or when serving as such for any other enterprise at the request of the corporation (each such person a "Corporate Agent"), against expenses and liabilities in connection with any proceedings. Good faith and a reasonable belief that the conduct was in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, no reasonable cause to believe that the conduct was unlawful, must be found by a majority vote of a quorum of disinterest directors, by independent legal counsel in a written opinion or by the shareholders. In proceedings by or in the right of the corporation, a Corporate Agent, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if a court judges a Corporate Agent liable to the corporation, no indemnification shall be provided except as such court deems proper. A Corporate Agent must be indemnified against expenses by the corporation to the extent such Corporate Agent has been successful on the merits or otherwise in a proceeding arising out of such Corporate Agent's duties. A corporation may pay the expense incurred by a Corporate Agent in advance of final disposition of the proceeding if such payments are authorized by the board of directors of the corporation upon the receipt of an undertaking by or on behalf of such Corporate Agent to repay such amount if it shall be ultimately determined that such Corporate Agent is not entitled to indemnification under Section 14A:3-5 of the New Jersey Business Corporation Act.

Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by New Jersey law. We have insurance policies covering certain of its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. In addition, we carry liability insurance on behalf of our directors and officers against expenses incurred in proceedings and for liabilities asserted against them by reason of their being or having been a director or officer.

Item 16. Exhibits

See Exhibit Index.

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedminster, State of New Jersey, on the 30th day of December, 2002.

NUI CORPORATION

By:

/s/ James R. Van Horn

James R. Van Horn

Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this  Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date
/s/ JOHN KEAN_______________ JOHN KEAN	Chairman and Director	December 18, 2002
/s/ JOHN KEAN, JR. ___________ JOHN KEAN, JR.	President, Chief Executive Officer and Director (Principal executive officer)	December 18, 2002
/S/ A. MARK ABRAMOVIC_ ___ A. MARK ABRAMOVIC	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal financial and accounting officer)	December 18, 2002
/s/ DR. VERA KING FARRIS____ DR. VERA KING FARRIS	Director	December 18, 2002
/s/ JAMES J. FORESE__________ JAMES J. FORESE	Director	December 18, 2002
/s/ J. RUSSELL HAWKINS______ J. RUSSELL HAWKINS	Director	December 18, 2002
/s/ BERNARD S. LEE__________ BERNARD S. LEE	Director	December 18, 2002
/s/ R.V. WHISNAND___________ R.V. WHISNAND	Director	December 18, 2002

INDEX TO EXHIBITS

Exhibit Description

5.1   Opinion of James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary

23.1  Consent of Pricewaterhouse Coopers LLP.

23.2   Consent of James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary (included in Exhibit 5.1).

24.   Power of Attorney.